Exhibit 4.1

STOCK PURCHASE AGREEMENT

By and Among

VRDT CORPORATION;

24TECH CORPORATION;

and

The Stockholders Named Therein

dated August 31, 2012

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 31st day of August, 2012, by and among VRDT CORPORATION, a Delaware corporation (“Purchaser”), 24TECH CORPORATION, a California corporation (“Company”), and LARRY PENDLETON and KAREN PENDLETON, as Joint Tenants, and MONTE WINEGAR and KANDY WINEGAR, as Joint Tenants, collectively composing the entirety of the stockholders of the Company (each a “Stockholder” and collectively the “Stockholders”).

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of Company and desire to sell all such shares to Purchaser and Purchaser desires to purchase all such shares from the Stockholders at the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            THE STOCK PURCHASE

Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as hereinafter defined) the Stockholders shall sell to Purchaser all of the Company Common Stock (as defined in Section 2.4 hereof) and Purchaser shall purchase (the “Stock Purchase”) from the Stockholders all of the Company Common Stock, in exchange for the Purchase Price (as defined in Section 2 hereof). Company, after the consummation of the Stock Purchase, is sometimes referred to herein as the “Surviving Corporation.”

2.            THE PURCHASE PRICE

2.1           For purposes of this Agreement, the “Purchase Price” shall be one million (1,000,000) shares of Purchaser’s common stock, par value $0.001 per share (“Purchaser Common Stock”).  The shares of Purchaser Common Stock to be issued shall be offered and sold in reliance upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

2.2           The Purchase Price has been calculated based upon several factors in accordance with generally accepted accounting principles (“GAAP”) consistently applied as of the Closing,

2.3           The Purchase Price shall be paid to each Shareholder according to that Shareholder’s respective ownership interest in the Company, as set forth in the following table:

Shareholder	Ownership in the Company	Purchaser Common Stock Due
Larry Pendleton	25%	250,000 shares
Karen Pendleton	25%	250,000 shares
Kandy Winegar	25%	250,000 shares
Monte Winegar	25%	250,000 shares

2.4           Certain Information with Respect to Capital Stock of Company.  As of the date of this Agreement, the authorized capital stock of Company consists of 1,500 shares of common stock (the “Company Common Stock”), of which 1,000 shares are issued and outstanding.  The Stockholders hold the respective number of shares of Company Common Stock as follows:

Shareholder	Company Common Stock Held
Larry Pendleton and Karen Pendleton	500 shares
Monte Winegar and Kandy Winegar	500 shares

3.            CLOSING

3.1           Location and Date.  The Stock Purchase and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser in Ontario, California on August 6, 2012, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as Purchaser, Company and the Stockholders may mutually agree, which date shall be referred to as the “Closing Date.”

3.2           Closing Deliveries.

(a)           At the Closing the Stockholders, as the holders of all outstanding certificates representing shares of Company Common Stock, shall surrender such certificates to Purchaser and Purchaser shall deliver to the Stockholders the Purchase Price as set forth in Section 2 above.

(b)           The Stockholders shall deliver to Purchaser at Closing the certificates representing the Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank irrevocable stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders’ expense, affixed and canceled and shall take such steps as shall be necessary to cause Company to enter Purchaser or its nominee(s) upon the books of Company as the holder of the Company Common Stock and to issue one or more share certificates to Purchaser or its nominee(s) representing the Company Common Stock.  The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Common Stock or with respect to the stock powers accompanying any Company Common Stock.

4.            REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERS

To induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each Stockholder, jointly and severally, represents and warrants to Purchaser as follows (for purposes of this Agreement, the phrases “knowledge of the Company” or the “Company’s knowledge,” or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

4.1           Due Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and are duly authorized, qualified and licensed under all applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company, taken as a whole (“Material Adverse Effect”).  The Company is authorized or qualified to do business in no other states except the State of California.  The Company is in good standing in the State of California.  The Company has delivered to Purchaser true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company. Such Articles of Incorporation and Bylaws are collectively referred to as the “Charter Documents.”  The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to Purchaser (and as of the Closing, will have been delivered, along with the Company’s original stock ledger and corporate seal, to Purchaser) and are correct and complete in all material respects.

4.2           Authorization; Validity.  The Company has all requisite corporate power and authority to enter into and perform their respective obligations pursuant to the terms of this Agreement.  The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby.  Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders, and this Agreement has been duly and validly authorized by all necessary corporate action.  This Agreement is a legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

4.3           No Conflicts.  The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

(a)           conflict with, or result in a breach or violation of, any of the Charter Documents;

(b)           conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company’s properties pursuant to (i) any Law to which the Company or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or any Stockholder is bound or any of their respective property is subject;

(c)           result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company.

4.4           Capital Stock of the Company.   The authorized capital stock of the Company consists of 1,500 shares of common stock of which 1,000 shares are issued and outstanding.  All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Section 2.4, above, free and clear of all Liens (defined below).  All of the issued and outstanding shares of the capital stock of the Company was offered, issued, sold and delivered by the Company in compliance with all applicable state and federal Laws concerning the issuance of securities.  Further, none of such shares was issued in violation of any preemptive rights.  There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.  For purposes of this Agreement, “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities Laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

4.5           Transactions in Capital Stock.  No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock.  The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.  As a result of the Stock Purchase, Purchaser will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

4.6           Subsidiaries, Stock, and Notes.

(a)           The Company has no subsidiaries.

(b)           The Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

(c)           There are no promissory notes that have been issued to, or are held by, the Company.

4.7           Predecessor Status.  The Company has no predecessors and  has never been a subsidiary or division of another corporation, nor have they been a part of an acquisition that was later rescinded.

4.8            Absence of Claims Against the Company.   No Stockholder has any claims against the Company, and upon consummation of the Stock Purchase and the distribution of the Purchase Price, no Stockholder will have any claims against the Company.

4.9             Financial Statements.   Prior to Closing, the Company shall furnish to Purchaser (a) true, complete and correct copies of each of the Company’s reviewed balance sheet as of December 31, 2011, (the end of its most recently completed fiscal year), and statement of income and retained earnings and statement of cash flow for the year then ended (collectively, the “Year-end Financials”) and (b) true, complete and correct copies of the Company’s audited balance sheet (the “Interim Balance Sheet”) as of June 30, 2012 (the “Balance Sheet Date”) and statement of profit and loss, for the six-month period then ended (collectively, the “Interim Financials,” and together with the Year-end Financials, the “Company Financial Statements”). Except as noted on the Year-end Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject to, in the case of the Interim Financials, normal year-end adjustments, which individually or in the aggregate will not be material and  the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company’s accounting policies other than as requested by Purchaser to conform the Company accounting policies to GAAP.

4.10          Liabilities and Obligations.

(a)           The Company is not liable for or subject to any liabilities except for:

                        (i)   those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                       (ii)  those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                        (iii)  those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

(b)           The Company has no current plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business..

(c)           For purposes of this Section 4.10, the term “liabilities” shall include any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(d)           The Company has delivered to Purchaser a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the liabilities of the Company, none of which are in default.

4.11          Accounts and Notes Receivable.  The Company has delivered to Purchaser a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including receivables from and advances to employees, the Stockholders and affiliates), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the “Accounts Receivable”).  All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The Accounts Receivable are current and collectible net of any respective reserves shown on the Company’s books and records (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable.  There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

4.12          Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

4.13          Business License. The Company holds a business license in the City of Rancho Cucamonga, California, which is current and valid through March 31, 2013.

4.14          Real Property. The Company has a leasehold of approximately 1,577 square feet of Real Property (for purposes of this Agreement, “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof) located at 8439 White Oak Avenue, Suite 108, Rancho Cucamonga, California 91730.  The Company is obligated to pay the sum of $1,356 per month on a month-to-month basis to Arrow Business Center, the managers for the property, pursuant to the lease.  The Company owns or leases no other Real Property.

4.15          Personal Property.

(a)           The Company owns no personal property with a current book value in excess of $5,000 both as of the Balance Sheet Date and acquired since the Balance Sheet Date.

(b)           The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted.

(c)           All of the vehicles and equipment of the Company are in good working order and condition, ordinary wear and tear excepted.  All fixed assets used by the Company that are material to the operation of its business are owned by the Company.

4.16          Intellectual Property. The Company owns no registered or unregistered trademarks, patents or copyrights.

4.17          Material Contracts and Commitments.

(a)           The Company has no contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which they or their properties are bound (including joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company is a party (“Related Party Agreements”); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $20,000, or that may generate revenues or income exceeding, during the current term thereof, $20,000 (collectively with the Related Party Agreements, the “Material Contracts”).

(b)           The outstanding balances on all loans or credit agreements either (i) between the Company and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which any of the Stockholders owns a material interest, are:

(i)           Advance from Larry Pendleton for general operating expenses: $7,975.68;

(ii)           Advance from Monte Winegar for general operating expenses: $6,964.22.

4.18          Government Contracts.

(a)           The Company is not a party to any government contracts.

(b)           The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, have any suspension or debarment action been threatened or commenced. There is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

(c)           Neither of the Company has been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any government agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

(d)           The Company does not have any dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

(e)           The Company does not have, with respect to any government contract, received a cure notice advising the Company that they are or were in default or would, if they failed to take remedial action, be in default under such contract.

(f)           The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

(g)           No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

4.19          Insurance.  Below is a complete and accurate list of all insurance policies carried by the Company.  The Company has had no insurance loss runs or workmen’s compensation claims received for the past two (2) policy years.  The Company has delivered to Purchaser true, complete and correct copies of all current insurance policies, all of which are in full force and effect.  All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies.  Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company.  The insurance carried by the Company with respect to its properties, assets and business is, to the Company’s knowledge, with financially sound insurers.  To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies:

(a)           Automobile insurance- Allstate Insurance Company, Policy Numbers 924338931 and 924855807.
(b)           Premises liability insurance- Greg Lerum Insurance Agency  (Farmers Insurance), Policy Numbers 605015758 and TK1550494.
(c)           Worker’s compensation insurance- Paychex Insurance Agency Inc., Policy Number UB-5794P482-12.
(d)           Employee health insurance- Summit Insurance Agency (Blue Shield HMO and PPO), Policy Number S26223-0002.

4.20          Labor and Employment Matters.  With respect to employees of and service providers to the Company:

(a)           the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

(b)          there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

(c)          there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company’s knowledge, threatened, against or directly affecting the Company;

(d)           to the Company’s knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

(e)           no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company’s knowledge, no claims therefor exist or have been threatened;

(f)           the employees of the Company is not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

(g)           all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

4.21          Employee Benefit Plans. Except for the employee health insurance plan identified in Section 4.19, above, the Company has no other employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

4.22          Conformity with Law; Litigation.

(a)           The Company is not in violation of any Law which would have a Material Adverse Effect.  The Company has conducted and is conducting their business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

(b)           No Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while he held such position or within two years thereafter.

(c)           There are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of  their respective properties or business.

4.23         Taxes.

(a)

(i)    The Company has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

(ii)   The Company has paid in full on a timely basis all Taxes owed by them, whether or not shown on any Tax Return.

(iii)  The amount of the Company’s liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company’s liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

(iv)  There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

(v)   The Company has had a taxable year ended on December 31, in each year commencing upon the Company’s inception on June 18, 2007.

(vi)  The Company currently utilizes the cash method of accounting for income Tax purposes and has done so since inception.  The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

(vii)  The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

(viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last five fiscal years have been delivered to Purchaser.

(ix)   There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

(x)    To the Company’s knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have a Material Adverse Effect.

(xi)   There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

(xii)   The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

(xiii)  The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s tax books and records.

(b)           For purposes of this Agreement:

(i)  the term “Tax” shall include any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

(ii)  the term “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

4.24           Absence of Changes.  Since the Balance Sheet Date, the Company has conducted their businesses in the ordinary course and there has not been:

(a)           any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

(b)           any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

(c)           any change in the authorized capital of the Company or in their outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

(d)           any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

(e)           any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f)           any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

(g)           any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including the Stockholders and their affiliates;

(h)           any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(i)           any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(j)           any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

(k)           any waiver of any material rights or claims of the Company;

(l)            any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

(m)           any transaction by the Company outside the ordinary course of business;

(n)           any capital commitment by the Company, either individually or in the aggregate, exceeding $10,000;

(o)           any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of their assets;

(p)           any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

(q)           any entry into, amendment of, relinquishment, termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $10,000;

(r)           any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(s)           the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

(t)           any negotiation or agreement by Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

4.25          Deposit Accounts.  The Company maintains two (2) checking accounts with Union Bank: one (1) for operating capital and one (1) for payroll expenses.  Larry Pendleton, Monte Winegar, and James Reed are each authorized signatories on both accounts.  The Company maintains no other deposit accounts or safe deposit boxes.

4.26          Disclosure.  The Company has delivered to Purchaser true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in this Agreement or that has been requested in writing by Purchaser.  Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to Purchaser and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.  If any Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of any Stockholder in this Agreement or any representation made on behalf of the Company, the Stockholder shall immediately give notice of such fact or circumstance to Purchaser.  However, such notification shall not relieve the Company or the Stockholder of their respective obligations under this Agreement, and at the sole option of Purchaser, the truth and accuracy of any and all warranties and representations of the Stockholders, at the date of this Agreement and as of the Closing Date, shall be a precondition to the consummation of this Agreement.

4.27           Purchaser Prospectus; Securities Representations.  Each Stockholder has received and reviewed a copy of the private placement memorandum dated February 1, 2012 ( the “Purchaser Prospectus”).  Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that such Stockholder is capable of evaluating the merits and risks of an investment in the shares of Purchaser Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, and under applicable Law, and (c) can bear the economic risk of any investment in the shares of Purchaser Common Stock and can afford a complete loss of such investment.  Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of Purchaser concerning the business, operations and financial condition of Purchaser.  None of the Stockholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Purchaser Common Stock to be acquired by such Stockholder in the Stock Purchase.  Each Stockholder acknowledges and agrees that Purchaser has not and will not provide such Stockholder or any other party with a prospectus for such Stockholder’s use in selling Purchaser Common Stock.

4.28          Affiliates.  The Stockholders are the only persons who are, in the reasonable judgment of Company and each of the Stockholders, affiliates of the Company within the meaning of Rule 145 (each such person an “Affiliate”) promulgated under the 1933 Act.

4.29           Location of Chief Executive Offices.  The Company’s chief executive office is located at 8439 White Oak Avenue, Suite 108, Rancho Cucamonga, California 91730 (the “Company’s Chief Executive Office”).

4.30           Location of Equipment and Inventory.  All Inventory and Equipment held on the date hereof by the Company is located at the Company’s Chief Executive Office.  For purposes of this Agreement, (a) the term “Inventory” shall mean any “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of California (the “Cal. U.C.C.”) owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term “Equipment” shall mean any “equipment,” as such term is defined in the Cal. U.C.C. in effect on the date hereof, owned by the Company, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

5.	REPRESENTATIONS OF PURCHASER

To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to the Company and the Stockholders as follows:

5.1           Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable Laws to own, operate and lease its properties and  to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on Purchaser.  Copies of the Certificate of Incorporation and the Bylaws, each as amended, of Purchaser (collectively, the “Purchaser Charter Documents”) have been made available to Company.  Purchaser is not in violation of any Purchaser Charter Document.

5.2           Purchaser Common Stock. The shares of Purchaser Common Stock to be delivered to the Stockholders at the Closing Date, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of Purchaser capital stock, fully paid and nonassessable.  The Purchaser Common Stock issued by way of this Agreement will be “restricted shares” within the meaning of the Securities Act.  As restricted shares, the Purchaser Common Stock issued pursuant to this Agreement will not be freely tradeable on the OTC Bulletin Board or otherwise and will bear a restrictive legend.  The shares may not be resold unless registered under the Securities Act or pursuant to an exemption from registration.  Because Purchaser is currently categorized by the Securities and Exchange Commission (“SEC”) as a ‘shell company’ the exemption provided by Rule 144 promulgated under the Securities Act is not currently available.  Rule 144 will be available after one year from when Purchaser ceases to be a shell company and files certain information with the SEC.

5.3           Authorization; Validity of Obligations. The representatives of Purchaser executing this Agreement have all requisite corporate power and authority to enter into and bind Purchaser to the terms of this Agreement. Purchaser has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Purchaser, and this Agreement has been duly and validly authorized by all necessary corporate action.  This Agreement is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

5.4           No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

(a)           conflict with, or result in a breach of the Purchaser Charter Documents;

(b)           subject, until the time of Closing, to compliance with any agreements between Purchaser and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of Purchaser’s properties pursuant to (i) any Law to which Purchaser or any of its property is subject, or (ii) any judgment, order or decree to which Purchaser is bound or any of its property is subject;

(c)           result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Purchaser; or

(d)           violate any Law to which Purchaser is subject, or by which Purchaser is bound.

5.5           Capitalization of Purchaser and Ownership of Purchaser Stock. The authorized capital stock of Purchaser consists of 989,999,995 shares of Common Stock, of which 124,736,955 shares were outstanding on July 27, 2012.  All of the shares of Purchaser Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by Purchaser in compliance with all applicable state and federal Laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of Purchaser.

6.	COVENANTS

6.1           Tax Matters.

(a)           The following provisions shall govern the allocation of responsibility as between the Stockholders, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

(i)           The Stockholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by Law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date.  Stockholders shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Company’s books and records as of the Closing Date.  Such Returns shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices and shall be subject to the reasonable review and approval by Purchaser.  To the extent reasonably requested by the Stockholders or required by Law, Purchaser and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

(ii)           The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date.  The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company’s books and records as of the Closing Date.  For purposes of this Section 6.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

(iii)           Purchaser and the Surviving Corporation on one hand and the Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

(iv)           The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.  If required by applicable Law, Purchaser and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

6.2           Accounts Receivable.                                           Purchaser and the Surviving Corporation will use their reasonable best efforts to collect the Accounts Receivable.  Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days after the day on which it became due and payable and (ii) for which Purchaser or the Surviving Corporation has not received indemnification pursuant to Article 9, shall be applied against amounts due on that particular Account Receivable and such amount shall be subtracted from the aggregate amount of Damages on the date of collection of such Account Receivable.  Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days after the day on which it became due and payable and (ii) for which Purchaser or the Surviving Corporation has received indemnification pursuant to Article 9, shall be remitted to the Stockholders within fifteen (15) days of receipt by the Surviving Corporation.

6.3           Related Party Agreements. The Company and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which Purchaser requests the Company or Stockholders to terminate in writing.

6.4           Cooperation.

(a)           The Company, the Stockholders and Purchaser shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement.  In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by Purchaser’s independent public accountants (in connection with such accountants’ audit of the Company) or any national securities exchange or interdealer quotation system on which Purchaser’s securities are listed or quoted.

(b)           The Stockholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

(c)           Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

6.5           Conduct of Business Pending Closing. Between the date hereof and the Closing Date, the Company will (except as requested or agreed by Purchaser):

(a)           carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

(b)           maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c)           perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

(d)           keep in full force and effect present insurance policies or other comparable insurance coverage;

(e)           use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

(f)           maintain compliance with all Laws;

(g)           maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

(h)           maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

6.6           Access to Information. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Purchaser access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as Purchaser may from time to time reasonably request, including access upon reasonable request to the Company’s employees, customers, vendors, suppliers and creditors for due diligence inquiry.  No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Stock Purchase.

6.7           Prohibited Activities. Between the date hereof and the Closing Date, the Company will not, without the prior written consent of Purchaser:

(a)           make any change in its Charter Documents, or authorize or propose the same;

(b)           issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

(c)           declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

(d)           enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, in an amount in excess of $10,000, including contracts to provide services to customers;

(e)           increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

(f)           create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

(g)           sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

(h)           acquire or negotiate for the acquisition of (by stock purchase, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

(i)           merge or consolidate or agree to merge or consolidate with or into any other corporation;

(j)           waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

(k)           commit a breach of or amend or terminate any material agreement, permit, license or other right;

(l)           enter into any other transaction (i) that is not negotiated at arm’s length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

(m)           commence a lawsuit other than for routine collection of bills;

(n)           revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(o)           make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns, withholding tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of Purchaser; or

                (p)           take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.7(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 7 and 8 not being satisfied.

6.8           Sales of Purchaser Common Stock.

(a)           No Stockholder will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the shares of Purchaser Common Stock to be received by such Stockholder in the Stock Purchase until such time that any restriction from so disposing of the Purchaser Common Stock has expired or has otherwise been removed.

(b)           Each Stockholder acknowledges and agrees that Purchaser will not provide such Stockholder with a prospectus for such Stockholder’s use in selling the shares of Purchaser Common Stock to be received by such Stockholder in the Stock Purchase, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 144 promulgated under the Securities Act.  Purchaser acknowledges that the provisions of this Section 6.8(b) will be satisfied as to any sale by a Stockholder of the Purchaser Common Stock Stockholder may acquire pursuant to the Stock Purchase pursuant to Rule 144 under the Securities Act, by a broker’s letter and a letter from the Stockholder with respect to that sale stating that the applicable requirements of Rule 144 have been met or are inapplicable by virtue of Rule 144(b)(1)(i) provided, however, that Purchaser has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 144 and subject to any changes in Rule 144 after the date of this Agreement.

(c)           The certificate or certificates evidencing the shares of Purchaser Common Stock to be delivered to the Stockholders in the Stock Purchase will bear restrictive legends substantially in the following forms:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A  TRANSACTION TO WHICH RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF  1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

7.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligation of Purchaser to effect the Stock Purchase is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

7.1           Representations and Warranties; Performance of Obligations.  All of the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to Purchaser.

7.2           No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser’s proposed acquisition of the Company, or limiting or restricting Purchaser’s conduct or operation of the business of the Company (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.  There shall be no action, suit, claim or proceeding of any nature pending or threatened against Purchaser or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

7.3           No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and Purchaser shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

7.4           Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made.

7.5           Charter Documents. Purchaser shall have received a copy of the Charter Documents of the Company certified by (a) an appropriate authority in their respective state of incorporation in the case of any publicly filed documents and (b) the Secretary of the Company in the case of all documents, and such documents shall be in form and substance reasonably acceptable to Purchaser.

7.6           Quarterly Financial Statements. Purchaser shall have received from the Company completed quarterly financial statements through June 30, 2012 in a form reasonably satisfactory to Purchaser.

7.7           Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement.  Purchaser shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

7.8           Stockholders’ Release. The Stockholders shall each have delivered to Purchaser an instrument dated the Closing Date releasing the Company and Purchaser from any and all claims of such Stockholder against the Company (except as otherwise specified in such release).

7.9           Related Party Agreements. The Company shall have delivered to Purchaser:

(a)           an executed confirmation and estoppel letter in form and substance provided by Purchaser, between the Company and those companies in which the Stockholders have an interest; and

(b)           evidence of repayment of all amounts due from, or due to, the Stockholders and all entities in which the Stockholders have an interest.  Such amounts shall include all accounts receivable.

7.10           Termination of Payments for Add-Backs. Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company that no payments are required to be made by the Surviving Corporation, from and after the Closing Date, in respect of those items set forth in Section 4.9(b).

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS

The obligation of the Stockholders and the Company to effect the Stock Purchase are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

8.1           Representations and Warranties; Performance of Obligations.  All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Purchaser on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Purchaser shall have been delivered to Company and the Stockholders.

8.2           No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser’s proposed acquisition of the Company, or limiting or restricting Purchaser’s conduct or operation of the business of the Company (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.  There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Purchaser or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Purchaser and its subsidiaries taken as a whole.

8.3           Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Purchaser of the transactions contemplated herein, shall have been obtained and made.

9.	INDEMNIFICATION

9.1           General Indemnification by the Stockholders. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Purchaser and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of:

(a)           all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                        (i)            any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Company in connection herewith; or

                        (ii)           any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Closing Date, the Company, under this Agreement; or

 (iii)           the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of Company’s directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements or this Agreement; or

(iv)           the matters disclosed on Sections 4.22 (conformity with Law; litigation), 4.23 (taxes) and 4.26 (environmental matters); and

(b)           any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

9.2           Limitation and Expiration. Notwithstanding the above:

(a)           there shall be no liability for indemnification under Section 9.1 unless, and solely to the extent that, the aggregate amount of Damages (such aggregate amount shall not include any Damages resulting from a breach of representations and warranties in Section 4.9(a)) exceeds $25,000 (the “Indemnification Threshold”); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Purchase Price as set forth in Sections 1.2 and 2.1; (ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations and warranties made in Sections 4.4 (capital stock of Company), 4.5 (transactions in capital stock), 4.17 (material contracts and commitments), 4.22 (conformity with Law; litigation), 4.23 (taxes) and 4.26 (environmental matters); or (iii) Damages described in Sections 9.1(a)(iv).

(b)           the aggregate amount of the Stockholders’ liability under this Article 9 shall not exceed the Purchase Price; provided, however, that the Stockholders’ liability for Damages arising out of any breaches of the representations made in Sections 4.23 (taxes) or 4.26 (environmental matters) or Damages described in Sections 9.1(a)(ii) and 9.1(a)(iv) shall not be subject to such limitation;

(c)           the indemnification obligations under this Article 9, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 9.2(c):

(i)

                           (1)           except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 9.2(c), the first anniversary of the Closing Date, or

                           (2)           with respect to representations and warranties contained in Sections 4.21 (employee benefit plans), 4.23 (taxes), 4.26 (environmental matters), and the indemnification set forth in Section 9.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 9.2(c); or

                        (ii)           the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 9.2(c) (such claims referred to as “Pending Claims”).

9.3           Indemnification Procedures. All claims or demands for indemnification under this Article 9 (“Claims”) shall be asserted and resolved as follows:

(a)           In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 9.1 hereof (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders’ Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”).  If the Stockholders’ Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 9.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b)

                        (i)           In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Stockholders’ Representative. The Stockholders’ Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

                        (ii)           In the event that Stockholders’ Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                        (iii)           If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders’ Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

(c)           Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(d)           Subject to the provisions of Section 9.2, the Indemnified Party’s failure to give reasonably prompt notice as required by this Section 9.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(e)           The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 9, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

9.4           Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Stockholders, and Purchaser in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date.  The representations of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 9.2. The representations of Purchaser will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

9.5           Remedies Cumulative. The remedies set forth in this Article 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

10.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

10.1          Stockholders. The Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company’s business.  The Stockholders agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Purchaser, unless the Stockholders can show that such information has become known to the public generally through no fault of the Stockholders.  In the event of a breach or threatened breach by the Stockholders of the provisions of this Article 11, Purchaser and the Surviving Corporation shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting Purchaser and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

10.2          Purchaser. Purchaser recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company and the Company’s business.  Purchaser agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholders.  In the event of a breach or threatened breach by Purchaser of the provisions of this Article 10, the Stockholders shall be entitled to an injunction restraining Purchaser from disclosing, in whole or in part, such confidential information.  Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

10.3          Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, Purchaser, the Surviving Corporation and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

11.	GENERAL

11.1          Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

(a)           by mutual consent of the boards of directors of Purchaser and the Company; or

(b)           by the Stockholders and the Company as a group, on the one hand, or by Purchaser, on the other hand, if the Closing shall not have occurred on or before September 31, 2012, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c)           by the Stockholders and the Company as a group, on the one hand, or by Purchaser, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

(d)           by the Stockholders and the Company as a group, on the one hand, or by Purchaser, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Stock Purchase; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any governmental entity which would make the consummation of the Stock Purchase illegal.

11.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders.  Notwithstanding the foregoing sentence, (i) the provisions of this Article 11 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c) above, then notwithstanding the provisions of Section 11.7 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Article 11), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable Law.

11.3           Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, and the heirs and legal representatives of the Stockholders.

11.4           Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.  This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.5           Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

11.6           Brokers and Agents. Each of Purchaser, on the one hand, and the Stockholders and the Company (as a group), on the other hand, represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

11.7         Expenses. Purchaser has and will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement.  The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

11.8         Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including confidentiality obligations set forth in Article 10.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

11.9         Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, to the addresses of each as provided to the transfer agent of Purchaser, or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

11.10       Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Law of the State of California, without giving effect to any of the conflict of Laws provisions thereof that would require the application of the substantive Law of any other jurisdiction.

11.11       Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.  The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

11.12       Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

11.13       Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

11.14       Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

11.15       Construction.

(a)           Captions and Section Headings. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(b)           Singular and Plural. All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

(c)           Time and Date. All references in this Agreement to a time of day shall mean Pacific time, unless otherwise indicated.

(d)           No Interpretation Against a Party. Neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any party.  On the contrary, each party acknowledges that this Agreement has been reviewed by its legal counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the parties.

(e)           Calculations. All calculations of fees or other charges under this Agreement for any period (1) shall include the first day of such period and exclude the last day of such period and (2) shall be calculated on the basis of a year of 360 days consisting of 12 30-day months for actual days elapsed.  Any numbers or ratios required pursuant to this Agreement shall be calculated by carrying the result to one place more than the number of places by which such number or ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such number or ratio is expressed in this Agreement.

(f)           Other References. References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits,” “Appendices” and “Schedules” are to recitals, sections, paragraphs, exhibits, appendices and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (1) shall include all exhibits, schedules and other attachments hereto or thereto, (2) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby or thereby.

(g)           References to Laws. “Laws” means all laws, statutes, rules, regulations, permits, ordinances, orders, and other pronouncements having the effect of law of any nation, state, county, city or other political subdivision or of any other governmental authority applicable to the parties, their assets or properties, this Agreement or the consideration hereunder.  References in this Agreement to any Law (1) shall include any successor Law, (2) shall include all rules and regulations promulgated under such Law (or any successor Law), and (3) shall mean such Law (or successor Law) and such rules and regulations, as amended, modified, codified or re-enacted from time to time and in effect at any given time.  References in this Agreement “person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or governmental authority and references to a person in a particular capacity (1) shall include any successors to and permitted assigns of such person in that capacity and (2) shall exclude such person individually or in any other capacity.

(h)           Additional Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context clearly requires otherwise (1) the plural and singular numbers shall each be deemed to include the other; (2) the masculine, feminine and neuter genders shall each be deemed to include the others; (3) “shall”, “will” or “agrees” are mandatory and “may” is permissive; (4) “or” is not exclusive, and (5) “includes” and “including” are not limiting and mean “without limitation.”

(i)           Other Agreements. In the event of any inconsistency between the terms of this Agreement and the terms of any other agreement among the parties, the terms of this Agreement shall govern as to the subject matter hereof.

(j)           Currency. Except as specifically provided herein, all amounts shall be in United States Dollars for purposes of any calculation under this Agreement.

11.16       Counterparts and Signature Validity. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement that is binding on all parties, notwithstanding that all parties are not signatories to the original or the same counterpart.  Facsimile and PDF signatures shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER

By:           /s/ Graham Norton-Standen
Name:         Graham Norton-Standen
Title:           Executive Chairman

COMPANY

By:           /s/ Monte Winegar
Name:         Monte Winegar
Title:           President

SHAREHOLDERS

/s/ Larry Pendleton
LARRY PENDLETON

/s/ Karen Pendleton
KAREN PENDLETON

/s/ Monte Winegar
MONTE WINEGAR

/s/ Kandy Winegar
KANDY WINEGAR